Exhibit 10.18

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this "Amendment") is entered into as of July 23, 2004, by and between CORIO, INC., a Delaware corporation ("Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank").

RECITALS

WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of March 17, 2004, as amended from time to time ("Credit Agreement").

WHEREAS, Borrower has provided to Bank certain financial statements which indicate that Borrower is in violation of Section 4 (c)(ii) because Borrower had an EBITDA loss greater than $1,000,000 for its fiscal quarter ending June 30, 2004 ("EBITDA Covenant Breach").

WHEREAS, Bank and Borrower have agreed to (i) waive the EBITDA Covenant Breach and (ii) make certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes.

NOW, THEREFORE, for valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement shall be amended as follows:

  Section 4.9 (b) is hereby deleted in its entirety, and the following substituted therefore:

  "(b) Liquidity (defined as cash and readily marketable securities acceptable to Bank which are unencumbered except in favor of Bank and which are maintained at Bank or an affiliate of Bank, but excluding therefrom Borrower's Market Rate account #7735-113990 maintained at Bank) in amounts at all times in excess of $20,000,000.00 until the EBITDA Coverage Ratio (as defined below) is 1.50 to 1.00 or greater determined as of the end of four (4) consecutive fiscal quarters, with each such determination made on a rolling four quarter basis. Thereafter, Borrower shall maintain an EBITDA Coverage Ratio of not less than 1.50 to 1.0, determined as of the end of each fiscal quarter on a rolling four quarter basis, with "EBITDA" defined as net profit before tax plus interest expense (net of capitalized interest expense), depreciation expense, amortization expense and non-cash restructuring expenses, and with "EBITDA Coverage Ratio" defined as EBITDA divided by the aggregate of total interest expense plus the prior period current maturity of long-term debt and the prior period current maturity of subordinated debt."

  Limited Waiver. Upon the effectiveness of this Amendment, Bank hereby waives its default right with respect to the EBITDA Covenant Breach. This waiver applies only to the specific instance described above. It is not a waiver of any subsequent breach of the same provision of the Credit Agreement, nor is it a waiver of any breach of any other provision of the Credit Agreement.
  Conditions Precedent. In consideration of the changes set forth herein and as a condition to the effectiveness hereof, immediately upon signing this Amendment Borrower shall pay to Bank a non-refundable amendment fee of Five Hundred Dollars ($500.00) and Bank's attorney's fees and expenses of Four Hundred Fifty Dollars ($450.00).
  Reservation of Rights. Each Borrower acknowledges and agrees that the execution and delivery by Bank of this Amendment shall not be deemed to create a course of dealing or otherwise obligate Bank to forbear or execute similar amendments or waivers under the same or similar circumstances in the future. Except as expressly provided in this Amendment, Bank reserves all of its rights and remedies regarding the Credit Agreement and the other Loan Documents executed in connection therewith.
  Miscellaneous. Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification. All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment. This Amendment and the Credit Agreement shall be read together, as one document. Delivery of an executed counterpart of a signature page of this Amendment by telefacsimile transmission shall be as effective as delivery of a manually executed counterpart hereof.
  Reaffirmation; Certification. Borrower hereby remarks all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein. Borrower further certifies that as of the date of this Amendment, other than the EBITDA Covenant Breach. There exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event or Default.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

CORIO, INC.			WELLS FARGO BANK, NATIONAL ASSOCIATION
By:	/s/ BRETT WHITE Brett White Chief Financial Officer	By:	/s/ JILL B. TA Jill B.Ta Vice President